EXHIBIT 99.1


                                    ADDENDUM

     For and in consideration of mutual benefits, detriments, and promises, the adequacy of which is hereby acknowledged, the undersigned parties hereby amend the Share Purchase Agreement (and Amendments thereto) dated May 28, 2008.

     The Bankruptcy Court has approved the sale pursuant, and $125,000 has been deposited in the Escrow Account, but a remaining $25,000 is pending receipt and clearance into a bank account by Infinity Capital Group, Inc. Accordingly, NPI08, Inc., Infinity Capital Group, Inc., Kingsley Capital, Inc., J ViewIII, LLC, and J View II Limited Partnership hereby agree as follows:

1) The $125,000 received shall be disbursed on June 30, 2008 from the escrow account:

              $64,000 to Kingsley Capital, Inc.
              $33,000 to Onsager Staelin & Guyerson LLC Trust Account $2,450 to Corporate Stock Transfer
              $25,000 to M.A. Littman per contract
              $550 to the Printer for Cetificates for NPI08, Inc.

              ------------
              $125,000

2) Infinity Capital Group, Inc. has delivered a Promissory Note in the amount of $25,000 due in 30 days payable to the Escrow Agent, and the parties to the Agreement and Amendments thereto agree to accept said note as partial consideration for purposes of closing under the Share Purchase Agreement, subject to the additional terms hereof.

3) The Escrow Agreement for closing under the Share Purchase Agreement shall be extended until the date that the Promissory Note is paid, and upon payment, the proceeds of the Note shall be paid to the Trust account of Onsager, Staelin & Guyerson LLC pursuant to the Bankruptcy Court Order of June 24, 2008.

4) The Escrow Agent shall continue to hold the NPI08, Inc. shares being purchased by Infinity Capital, Inc., in Escrow, as collateral against the payment of the $25,000 Promissory Note, and shall release such shares to Infinity Capital, Inc. only upon payment of the Promissory Note.

5) In the event the Promissory Note is not paid, remedies shall be as specified in the Promissory Note.

6) Janice Jones and John J. Grace shall resign as officers and directors after appointing new directors designated by Infinity Capital Group, Inc. upon payment of the Promissory Note for $25,000.

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     Dated: June 27, 2008


     NPI08, Inc.                             Infinity Capital Group, Inc.

     By: /s/Janice A. Jones                  By:/s/Gregory H. Laborde
     Janice A. Jones, President              Gregory H. Laborde, President


     Kingsley Capital, Inc.                  J View III, LLC

     By:/s/Janice A. Jones                   By:/s/Janice A. Jones
     Janice A. Jones, President              Janice A. Jones, Manager


     J View II Limited Partnership           ESCROW AGENT

     By:/s.Janice A. Jones                   By:/s/M.A. Littman
     Janice A. Jones, Manager                M.A. Littman